UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 23, 2012

AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact name of Registrant as specified in its charter)

Maryland	001-35263	45-2482685
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of principal executive offices)

(212) 415-6500
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 23, 2012, American Realty Capital Properties, Inc. (the “Company”) announced its property acquisitions since July 1, 2012 and provided a summary of its overall portfolio.

From July 1, 2012 to date, the Company has closed the acquisition of the fee-simple interest in eight single-tenant, freestanding properties with approximately 0.3 million rentable square feet located in seven states, at an aggregate purchase price of $28.0 million, exclusive of closing costs. The acquisitions increased the portfolio’s size, at cost, to $238.0 million, comprised of 126 properties. The Company also announced today that its portfolio pipeline includes approximately $35.7 million of acquisitions under contract.

The table below provides a summary of the eight properties acquired by ARCP since July 1, 2012 and, for each tenant, includes the properties’ location, average lease term remaining at acquisition, contractual purchase price, rentable square feet, annualized rental income/net operating income, average capitalization rate, and indicates whether the tenant or guarantor is investment grade:

Tenant	Number of Properties	States	Average Lease Term Remaining at Acquisition (Years)	Contract Purchase Price (millions)	Rentable Square Feet	Annualized Rental Income/Net Operating Income (millions)	Average Capitalization Rate	Investment Grade? (Y/N)(1)
Advance Auto	1	TX	8.6	$1.3	6,900	$0.1	8.7%	Y
CVS	3	GA, TN	4.6	$4.9	31,620	$0.5	9.9%	Y
Family Dollar	1	IN	10.0	$1.0	8,085	$0.1	8.9%	Y
Iron Mountain	1	OH	5.3	$4.6	126,664	$0.4	9.6%	N
Mrs. Baird’s	1	TX	4.9	$6.2	75,050	$0.6	10.2%	N
Reckitt Benckiser	1	NJ	5.7	$10.0	32,000	$1.0	9.6%	Y
Total	8	6	6.1	$28.0	280,319	$2.7	9.6%

A copy of the press release announcing the Company’s third quarter acquisitions and portfolio pipeline is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
99.1	Press Release, dated October 23, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

October 23, 2012	By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chief Executive Officer and
Chairman of the Board of Directors